Exhibit 10.1

November 15, 2004

Ken Owyang

Belmont, CA 94002

Dear Ken,

On behalf of the Company, we are pleased to offer you a position with SupportSoft Inc., a Delaware corporation (the “Company”) as Vice President of Finance, effective November 16, 2004 reporting to the Chief Financial Officer or Company Designate.

The offer will include an annual equivalent base salary of $180,000.00 and an MBO opportunity of up to 20% for an annual equivalent On Target Earnings (OTE) of $216,000.00. MBO’s will be determined within thirty days of hire or soon thereafter. The base salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

We will recommend to the Compensation Committee at the first meeting following your start date that you are granted 165,000 stock options that will carry vesting and exercise provisions in accordance with the Company’s standard policies. The exercise price per share will be set at the fair market value (defined as the closing price) of the common stock on the day the grant is approved. Considering your current contract employment status with the company we will commence vesting as of April 5, 2004.

As a Company employee, you will also be eligible to receive all employee benefits, which will take effect on your employment commencement include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), eligibility to participate in the company’s Employee Stock Purchase Plan (ESPP), 401k program, vacation (paid time off) of 15 days per annum, FLEX125 program and 12 public holidays in accordance with the company’s published schedule, etc. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You shall be provided with a Change of Control Event Benefit. This benefit will be granted under the following terms and conditions:

If the Company is acquired and your employment is terminated as a result, the Company will provide accelerated vesting as follows:

(i)	If the change of control occurs on or before April 5, 2005, the Company will provide you with 25% of your total initial stock option grant (as defined above).

(ii)	If the change of control occurs after April 5, 2005, the Company will provide you with 40% of the remaining unvested shares of your initial stock option grant (as defined above).

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes. The Company agrees to pay the fees and costs of the arbitrator. However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter before November 16, 2004 in the space provided below and return it to Brian Beattie. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and you.

We look forward to working with you.

Sincerely,

SupportSoft

/s/ Brian Beattie Brian Beattie
Chief Financial Officer

By signing this Offer Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this day of Nov. 16, 2004

/s/ Ken Owyang
Name
11/23/04
Start Date

Enclosures:	Duplicate Original Letter
Employment agreement amendment A
Employment, Confidential Information and
Invention Assignment Agreement (To be supplied)

Employment agreement amendment A

Ken Owyang

This agreement amendment provides clarifications and modifications to the employee’s letter agreement.

Employee benefit package and insurance:

SupportSoft will provide an employee benefit package that will include the following items:

•	Health Insurance (e.g. Aetna HMO and PPO).

a)	Medical

b)	Dental

c)	Vision

d)	Prescription Drug

•	Life, AD&D and Disability Insurance (Long Term/Short Term)

•	Flex Section 125 Program

•	401K program (currently no company contribution)

•	Paid time off (PTO): 15 days per annum

•	12 Paid Holidays, typically as follows:

New Year’s Day

President’s Day

Good Friday

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Thanksgiving Holiday

Christmas Eve Day

Christmas Day

New Years Eve Day

1 Floating Holiday - your choice

Employee Stock Purchase Plan

You are eligible to enroll in the next offering period of the Employee Stock Purchase Plan that begins on or after your reporting date. Offering periods begin February 1 and August 1 of each year.

December 28, 2005

Ken Owyang

Belmont, CA 94002

Dear Ken,

On behalf of the Company, we are pleased that you have accepted the position of Interim Chief Financial Officer of SupportSoft Inc., a Delaware corporation (the “Company”), effective January 6, 2005 (“Effective Date”), reporting to the Chief Executive Officer.

Please allow this letter to serve as an amendment (“Letter Amendment”) to your original employment arrangement dated November 15, 2004 (“Original Arrangement”). The base salary described in the Original Arrangement will become $220,000 with an MBO opportunity of up to 40% of your annual base salary for an annual equivalent On Target Earnings (OTE) of $308,000, beginning on the Effective Date. In addition, the Board will award to you an additional 50,000 stock options that will vest monthly over a period of twelve months. Finally, the change of control benefit effective post April 5, 2005 will be increased from 40% to 50% and apply to all unvested options.

If this Letter Amendment properly memorializes the agreement between the parties to the Original Arrangement, please acknowledge acceptance of the terms in this Letter Amendment by signing below.

Very truly yours,

/s/    Radha R. Basu

Radha R. Basu

CEO

Accepted and agreed:

Ken Owyang:

By:	/s/ Ken Owyang